Exhibit 99.1

                    Press Release


JACKSONVILLE BANCORP, INC. ISSUES $4M TRUST PREFERRED
SECURITIES

Jacksonville Bancorp Inc. (NASDAQ: JAXB) announced the private placement of $4 million in floating rate trust preferred securities through a newly formed Delaware statutory trust.

The securities qualify as Tier 1 capital for bank regulatory purposes and have a maturity of 30 years.
The holders are entitled to receive cumulative cash distributions on a quarterly basis at a variable annual rate.

Jacksonville Bancorp intends to use the proceeds from the sale of the securities to fund future growth.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market.
The Jacksonville Bank opened for business on May 28, 1999, and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.